BY-LAWS
OF
THE FIRST WESTERN FUNDS TRUST

Adopted April 2, 2012
Amended January 27, 2016

ARTICLE 1
Agreement and Declaration of Trust and Offices

1.1 AGREEMENT AND DECLARATION OF TRUST. These By-Laws shall be subject to the Agreement and Declaration of Trust, as from time to time in effect (the "Declaration of Trust"), of The First Western Funds Trust, the Ohio business trust established by the Declaration of Trust (the "Trust").

1.2 OFFICES. The Trust may maintain one or more other offices, including its principal office, in or outside of Ohio, in such cities as the Trustees may determine from time to time. Unless the Trustees otherwise determine, at least one office of the Trust shall be located in Cincinnati, Ohio.

ARTICLE 2
Meetings of Trustees

2.1 REGULAR MEETINGS. Regular meetings of the Trustees may be held without call or notice at such places and at such times as the Trustees may from time to time determine, provided that notice of the first regular meeting following any such determination shall be given to absent Trustees. A regular meeting of the Trustees may be held without call or notice immediately after and at the same place as any meeting of the shareholders.

2.2 SPECIAL MEETINGS. Special meetings of the Trustees may be held at any time and at any place designated in the call of the meeting when called by the President or the Treasurer or by two or more Trustees, sufficient notice thereof being given to each Trustee by the Secretary or an Assistant Secretary or by the officer or the Trustees calling the meeting.

2.3 NOTICE. It shall be sufficient notice to a Trustee of a special meeting to send notice by mail at least forty-eight hours before the meeting addressed to the Trustee at his or her usual or last known business or residence address or to give notice to him or her in person or by telephone or facsimile at least twenty-four hours before the meeting. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. Neither notice of a meeting nor a waiver of a notice need specify the purposes of the meeting.

2.4 QUORUM. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

2.5 PARTICIPATION BY TELEPHONE. One or more of the Trustees or of any committee of the Trust may participate in a meeting thereof by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at a meeting except as otherwise provided by the Investment Company Act of 1940.

2.6 ACTION BY CONSENT. Any action required or permitted to be taken at any meeting of the Trustees or any committee thereof may be taken without a meeting, if a written consent of such action is signed by a majority of the Trustees then in office or a majority of the members of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Trustees or such committee.

ARTICLE 3
Officers

3.1 ENUMERATION AND QUALIFICATION. The officers of the Trust shall be a President, a Treasurer, a Secretary, a Chief Compliance Officer and such other officers, including Vice Presidents, if any, as the Trustees from time to time may in their discretion elect. The Trust may also have such agents as the Trustees from time to time may in their discretion appoint. Any officer may be but none need be a Trustee or shareholder. Any two or more offices may be held by the same person.

3.2 ELECTION. The President, the Treasurer and the Secretary shall be elected annually by the Trustees. Other officers, if any, may be elected or appointed by the Trustees at any time. Vacancies in any office may be filled at any time.

3.3 TENURE. The officers shall hold office for one year and until their respective successors are chosen and qualified, or in each case until he or she sooner dies, resigns, is removed or becomes disqualified. Each officer shall hold office and each agent shall retain authority at the pleasure of the Trustees.

3.4 POWERS. Subject to the other provisions of these By-Laws, each officer shall have, in addition to the duties and powers herein and in the Declaration of Trust set forth, such duties and powers as are commonly incident to the office occupied by him or her as if the Trust were organized as an Ohio business corporation and such other duties and powers as the Trustees may from time to time designate.

3.5 PRESIDENT. Unless the Trustees otherwise provide, the President, or in the absence of the President, any Trustee chosen by the Trustees, shall preside at all meetings of the shareholders and of the Trustees. The President shall be the chief executive officer.

3.6 TREASURER. The Treasurer shall be the chief financial and accounting officer of the Trust, and shall, subject to the provisions of the Declaration of Trust and to any arrangement made by the Trustees with a custodian, investment adviser or manager, or transfer, shareholder servicing or similar agent, be in charge of the valuable papers, books of account and accounting records of the Trust, and shall have such other duties and powers as may be designated from time to time by the Trustees or by the President.

3.7 SECRETARY. The Secretary shall record all proceedings of the shareholders and the Trustees in books to be kept therefor, which books or a copy thereof shall be kept at the principal office of the Trust. In the absence of the Secretary from any meeting of the shareholders or Trustees, an assistant secretary, or if there be none or if he or she is absent, a temporary secretary chosen at such meeting shall record the proceedings thereof in the aforesaid books.

3.8 CHIEF COMPLIANCE OFFICER. The Chief Compliance Officer shall be responsible for administering the policies and procedures adopted by the Trust pursuant to Rule 38a-1 promulgated under the Investment Company Act of 1940 (the “1940 Act”) and performing all necessary functions of a chief compliance officer thereunder. The designation and compensation of the Chief Compliance Officer, including any changes to such compensation, must be approved by the Trustees, including a majority of the Trustees who are not “interested persons” (as defined by the 1940 Act) of the Trust. The Chief Compliance Officer may be removed from his or her responsibilities by action of (and only with the approval of) the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust.

3.9 RESIGNATIONS AND REMOVALS. Any Trustee or officer may resign at any time by written instrument signed by him or her and delivered to the President or the Secretary or to a meeting of the Trustees. Such resignation shall be effective upon receipt unless specified to be effective at some other time. The Trustees may remove any officer elected by them with or without cause. Except to the extent expressly provided in a written agreement with the Trust, no Trustee or officer resigning and no officer removed shall have any right to any compensation for any period following his or her resignation or removal, or any right to damages on account of such removal.

ARTICLE 4
Board Chairman

4.1 CHAIRMAN OF THE BOARD. The Trustees may elect from their number a Chairman of the Board who shall at all times be a Trustee. If required by the 1940 Act, the Chairman shall be an independent Trustee who is not an “interested person” of the Trust, as that term is defined by the 1940 Act. The Chairman of the Board shall be an officer of the Board but not of the Trust and, as such, shall preside over all meetings of the Trustees and shall have such other responsibilities in furthering the Board’s functions as may be prescribed from time to time by resolution of the Trustees. It shall be understood that each Trustee, including the Chairman, shall have equal responsibility to act in good faith, in a manner which he or she reasonably believes to be in the interest of the Trust and with the care that an ordinary prudent person in a like position as a Trustee would use under similar circumstances and that the Chairman shall have no greater liability, nor be held to a higher standard of duty than any other Trustee. The Chairman shall be elected by the Trustees annually to hold office until his or her successor shall have been duly elected and shall have qualified, or until his or her death, resignation or removal, as herein provided in these By-laws. Each Trustee, including the Chairman of the Board, shall have one vote.

4.2 RESIGNATION. The Chairman of the Board may resign at any time by giving written notice of resignation to the Trustees. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective is not be specified therein, immediately upon its receipt; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

4.3 REMOVAL OF THE CHAIRMAN. The Chairman of the Board may be removed by the Trustees with or without cause at any time by a majority of the other Trustees.

4.4 VACANCY. A vacancy in the office of the Chairman of the Board, either arising from death, resignation, removal or any other cause, may be filled for the unexpired portion of the term by a vote of a majority of the Trustees.

ARTICLE 5
Committees

5.1 GENERAL. The Trustees, by vote of a majority of the Trustees then in office, may elect from their number an Executive Committee or other committees and may delegate thereto some or all of their powers except those which by law, by the Declaration of Trust, or by these By-Laws may not be delegated. Except as the Trustees may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Trustees or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-Laws for the Trustees themselves. All members of such committees shall hold such offices at the pleasure of the Trustees. The Trustees may abolish any such committee at any time. Any committee to which the Trustees delegate any of their powers or duties shall keep records of its meetings and shall report its action to the Trustees. The Trustees shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect.

ARTICLE 6
Reports

6.1 GENERAL. The Trustees and officers shall render reports at the time and in the manner required by the Declaration of Trust or any applicable law. Officers and Committees shall render such additional reports as they may deem desirable or as may from time to time be required by the Trustees.

ARTICLE 7
Fiscal Year

7.1 GENERAL. The fiscal year of the Trust shall be fixed by, and shall be subject to change by, the Trustees.

ARTICLE 8
Seal

8.1 GENERAL. If required by applicable law, the seal of the Trust shall consist of a flat-faced die with the word "Ohio", together with the name of the Trust and the year of its organization cut or engraved thereon, but, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on, and its absence shall not impair the validity of, any document, instrument or other paper executed and delivered by or on behalf of the Trust.

ARTICLE 9
Execution of Papers

9.1 GENERAL. Except as the Trustees may generally or in particular cases authorize the execution thereof in some other manner, all deeds, leases, contracts, notes and other obligations made by the Trustees shall be signed by the President, any Vice President, the Secretary or by the Treasurer and need not bear the seal of the Trust.

ARTICLE 10
No Issuance of Share Certificates

10.1 GENERAL. In lieu of issuing certificates for shares, the Trustees or the transfer agent may either issue receipts therefor or may keep accounts upon the books of the Trust for the record holders of such shares, who shall in either case be deemed, for all purposes hereunder, to be the holders of certificates for such shares as if they had accepted such certificates and shall be held to have expressly assented and agreed to the terms hereof.

ARTICLE 11
Custodian

11.1 GENERAL. The Trust shall at all times employ a bank or trust company having a capital, surplus and undivided profits of at least Five Hundred Thousand ($500,000) Dollars as Custodian of the capital assets of the Trust. The Custodian shall be compensated for its services by the Trust and upon such basis as shall be agreed upon from time to time between the Trust and the Custodian.

ARTICLE 12
Dealings with Trustees and Officers

12.1 GENERAL. Any Trustee, officer or other agent of the Trust may acquire, own and dispose of shares of the Trust to the same extent as if he were not a Trustee, officer or agent; and the Trustees may accept subscriptions to shares or repurchase shares from any firm or company in which he is interested.

ARTICLE 13
Shareholders

13.1 MEETINGS. A meeting of the shareholders of the Trust shall be held whenever called by the Trustees, whenever election of a Trustee or Trustees by shareholders is required by the provisions of Section 16(a) of the Investment Company Act of 1940 for that purpose or whenever otherwise required pursuant to the Declaration of Trust. Any meeting shall be held on such day and at such time as the President or the Trustees may fix in the notice of the meeting.

13.2 RECORD DATES. For the purpose of determining the shareholders who are entitled to vote or act at any meeting or any adjournment thereof, or who are entitled to receive payment of any dividend or of any other distribution, the Trustees may from time to time fix a time, which shall be not more than 60 days before the date of any meeting of shareholders or the date for the payment of any dividend or of any other distribution, as the record date for determining the shareholders having the right to notice of and to vote at such meeting and any adjournment thereof or the right to receive such dividend or distribution, and in such case only shareholders of record on such record date shall have such right, notwithstanding any transfer of shares on the books of the Trust after the record date; or without fixing such record date the Trustees may for any such purposes close the register or transfer books for all or any part of such period.

ARTICLE 14
Amendments to the By-laws

14.1 GENERAL. These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority.

ARTICLE 15
Claims

15.1 CLAIMS. As used herein, a “direct” shareholder claim shall refer to (i) a claim based upon alleged violations of a shareholder’s individual rights independent of any harm to the Trust, including a shareholder’s rights under the Declaration of Trust (including rights under Section 6.3 of Article VI to indemnification, rights under Section 5.1 of Article V to vote, rights under Section 4.2(c) of Article IV to receive dividends and rights under Section 4.2(f) of Article IV to redemption of shares, or other similar rights personal to the shareholder and independent of any harm to the Trust) and (ii) a claim for which a direct shareholder action is permitted under the U.S. federal securities laws. Any other claim asserted by a shareholder, including without limitation any claims purporting to be brought on behalf of the Trust or involving any alleged harm to the Trust, shall be considered a “derivative” claim as used herein.

(a) Derivative Claims. No shareholder shall have the right to bring or maintain any court action or other proceeding asserting a derivative claim or any claim asserted on behalf or for the benefit of the Trust or involving any alleged harm to the Trust without first making demand on the Trustees requesting the Trustees to bring or maintain such action, proceeding or claim. Such demand shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees, unless the shareholder makes a specific showing that irreparable nonmonetary injury to the Trust would otherwise result. Such demand shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the shareholder to support the allegations made in the demand. The Trustees shall consider such demand within 90 days of its receipt by the Trust, which period may be reasonably extended should the Trustees determine in good faith that there is good cause for such an extension. In their sole discretion, the Trustees may submit the matter to a vote of shareholders of the Trust or any series or class of shares, as appropriate; otherwise, unless a majority of the Trustees are disabled by conflicts from consideration of such a demand, the shareholders shall have no right to vote thereon. Any decision by the Trustees to bring, maintain, or settle (or not to bring, maintain, or settle) such court action, proceeding, or to submit the matter to a vote of shareholders, shall be binding upon the shareholders, and no suit, proceeding or other action shall be commenced or maintained after a decision to reject a demand. Any Trustee acting in connection with any demand or any proceeding relating to a claim on behalf or for the benefit of the Trust who is not an Interested Person as defined in the 1940 Act shall be deemed to be independent and disinterested with respect to such demand, proceeding, or claim.

(b) Direct Claims. No shareholder shall have the right to bring or maintain a court action or other proceeding asserting a direct claim against the Trust, the Trustees, or officers predicated upon an implied right of action under the Declaration of Trust or under U.S. federal securities laws (excepting direct shareholder actions permitted by U.S. federal securities laws), unless the shareholder has obtained authorization from the Trustees to bring the action. The requirement of authorization shall not be excused under any circumstances, including claims of alleged interest on the part of the Trustees. A request for authorization shall be mailed to the Secretary of the Trust at the Trust’s principal office and shall set forth with particularity the nature of the proposed court action, proceeding or claim and the essential facts relied upon by the shareholder to support the allegations made in the request. The Trustees shall consider such request within 90 days after its receipt by the Trust. In their sole discretion, the Trustees may submit the matter to a vote of shareholders of the Trust or of any series or class of shares, as appropriate. Any decision by the Trustees to settle or to authorize (or not to settle or to authorize) such court action, proceeding or claim, or to submit the matter to a vote of shareholders, shall be binding upon the shareholder seeking authorization.

SECTION 15.2 FORUM FOR ADJUDICATION OF DISPUTES. Unless the Trust consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Trust, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Trustee, officer, or other employee of the Trust to the Trust or the Trust’s shareholders, (iii) any action asserting a claim arising pursuant to the laws of the State of Ohio or under the Declaration of Trust or the Trust’s By-Laws, (iv) any action to interpret, apply, enforce or determine the validity of any provision of the Declaration of Trust or the Trust’s By-Laws, or (v) any action asserting a claim governed by the internal affairs doctrine (each, a “Covered Action”) shall be the Court of Common Pleas Commercial Docket sitting in Hamilton County, Ohio. Any person purchasing or otherwise acquiring or holding any interest in shares of beneficial interest of the Trust shall be (i) deemed to have notice of and consented to the provisions of this Section 15.2, and (ii) deemed to have waived any argument relating to the inconvenience of the judicial forum referenced above in connection with any action or proceeding described in this Section 15.2.

If any Covered Action is filed in a court other than the Court of Common Pleas Commercial Docket sitting in Hamilton County, Ohio (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (i) the personal jurisdiction of such Court of Common Pleas in connection with any action brought in any such courts to enforce the first paragraph of this Section 15.2 (an “Enforcement Action”) and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

SECTION 15.3 SEPARABILITY. If any provision or provisions of this Article 15 shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision(s) in any other circumstance and of the remaining provisions of these By-Laws (including, without limitation, each portion of any sentence of this Article 15 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons and circumstances shall not in any way be affected or impaired thereby.